                                                                Exhibit 7.1


SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following tables set forth selected unaudited pro forma condensed consolidated financial information for RRf for the year ended January 31, 1997, and for the nine-month period ended October 31, 1997.


     The Pro Forma Condensed Consolidated Balance Sheet of RRF (i) is
presented as if the Formation Transactions had occurred on October 31, 1997;
and (ii) combines the historical balance sheet of RRF as of October 31,    1997
with the historical combined balance sheet of the various hotel companies as of September 30, 1997. The Pro Forma Condensed Consolidated Statements of Income for RRF for the year ended January 31, 1997 and for the nine-month period ended October 31, 1997 (i) are presented as if the Formation Transactions, the sale of the Carbon and Carbide building and the beginning of the relevant lease year had occurred on February 1, 1996, and therefore incorporates certain assumptions that are included in the Notes to the Pro Forma Condensed Consolidated Statements of Income; and (ii) combines the historical operating results of RRF for the year ended January 31, 1997 and the nine-month period ended October 31, 1997 with the combined operating results of the various hotel companies for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively. In the opinion of the Trustees, the effect of non-conforming period ends on the unaudited pro forma information is not material.

                              REALTY REFUND TRUST

     PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF OCTOBER 31, 1997

                    (Unaudited, Dollar Amounts in Thousands)

                                                    HISTORICAL                 PRO FORMA
                                               --------------------           ADJUSTMENTS
                                               REALTY                 ---------------------------
                                               REFUND   CONTRIBUTED    FORMATION        OTHER             PRO
                                               TRUST      HOTELS      TRANSACTIONS   TRANSACTIONS        FORMA
                                               ------   -----------   ------------   ------------       -------
                   ASSETS
INVESTMENTS IN HOTEL PROPERTIES, net.........  $  --      $26,885       $ 16,850               (A)      $43,735
CASH AND CASH EQUIVALENTS....................  2,683          826           (950)              (B)          172
                                                                             259               (C)
                                                                                       $   (113)(D)
                                                                            (675)              (E)
                                                                                           (175)(F)
                                                                                         (1,500)(I)
                                                                            (183)              (H)
ACCOUNTS RECEIVABLE, net.....................     --          489           (489)              (C)           --
INVENTORIES..................................     --          401           (401)              (C)           --
DEFERRED COSTS, net..........................     --          527            (46)              (G)          656
                                                                                            175(F)
INTEREST RECEIVABLE AND OTHER ASSETS.........     47        1,350         (1,178)              (C)          402
                                                                             183               (H)
                                               ------     -------        -------        -------         -------
TOTAL ASSETS.................................  $2,730     $30,478       $ 13,370       $ (1,613)        $44,965
                                               ======     =======        =======        =======         =======

           LIABILITIES AND EQUITY
MORTGAGE NOTES PAYABLE.......................  $  --      $17,963                      $ (4,750)(G)     $13,213
LINE OF CREDIT...............................     --           90                           (90)(D)       3,250
                                                                                          4,750(G)
                                                                                         (1,500)(I)
OTHER NOTES PAYABLE..........................     --        2,699                           (23)(D)       2,676
ADVANCES PAYABLE TO AFFILIATES...............     --          946                                           946
ACCOUNTS PAYABLE AND ACCRUED EXPENSES........     18        1,198       $ (1,052)              (C)          164
MINORITY INTEREST IN PARTNERSHIP.............     --           --         18,627               (J)       18,627
EQUITY:
  COMBINED ACCUMULATED EQUITY................     --        7,582           (950)              (B)           --
                                                                          (6,632)              (K)
  SHARES OF BENEFICIAL INTEREST
     (unlimited authorized; 1,020,586 issued
     and outstanding prior to Formation
     Transactions, 1,731,527 issued and
     outstanding upon consummation of
     Formation Transactions).................  2,712           --          3,377               (A)        6,089
                                               ------     -------        -------        -------         -------
          TOTAL EQUITY.......................  2,712        7,582         (4,205)            --           6,089
                                               ------     -------        -------        -------         -------
          TOTAL LIABILITIES AND EQUITY.......  $2,730     $30,478       $ 13,370       $ (1,613)        $44,965
                                               ======     =======        =======        =======         =======

          See Notes to Pro Forma Condensed Consolidated Balance Sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS OF OCTOBER 31, 1997

                    (Unaudited, Dollar Amounts in Thousands)

(A) Increase in investment in hotel properties attributable to the application of purchase accounting to the extent of (1) the Trust's acquisition of a 13.1% general partnership interest in RRF-LP, (2) the exchange transactions with limited partners other than Wirth, and (3) the Trust's acquisition of 100% of the stock of BPI through the issuance of Shares having an aggregate value of $3,377 (711 Shares at $4.75 per Share).

                                                                BPI      OTHER HOTELS      TOTAL
                                                               ------    ------------     -------
    Value of Units issued....................................  $   --      $ 32,231
    Value of Common Shares issued............................   3,377            --
    Historical adjusted deficit (equity) of interests
      purchased by the Trust or RRF-LP, as applicable........   1,758(a)     (8,390)(b)
                                                               ------       -------
    Excess of purchase consideration over historical net book
      values.................................................   5,135        23,841
    Allowable writeup based on change in percentage ownership
      interests..............................................     100%           49%
                                                               ------       -------
    Allowable writeup based on change in percentage ownership
      interests..............................................   5,135        11,673(c)    $16,808
    Trust's cash purchase price for 13.1% interest in
      RRF-LP.................................................      --         2,175(d)      2,175
    The Trust's 13.1% interest in the net assets of RRF-LP...      --        (2,808)(e)    (2,808)
    Transfer costs and commissions (See (E)).................      68           607           675
                                                               ------       -------       -------
    Purchase accounting writeup..............................  $5,203      $ 11,647       $16,850
                                                               ======       =======       =======
    The exchanges of ownership interests by Mr. Wirth do not result in adjustments to historical basis as such transactions are between entities under common control.

 (B) Reflects the purchase by the Hotel Partnerships and Hotel Companies of 200,000 Common Shares currently held by Alan Krause and certain other shareholders for a purchase price of $4.75 per share and the distribution of such Common Shares to the respective partners of the Hotel Partnerships and the owners of the Hotel Companies.

 (C) Reflects the sale of certain non-real estate assets, net of the Lessee's assumption of certain non-real estate liabilities. Units issued by RRF-LP in exchange for the Flagstaff Hotel will be used by Hulsey Hotels Corporation to acquire a preferred stock interest in the Lessee. Upon receipt of the Units, the Lessee will exchange a portion of the Units to acquire the non-real estate assets and assume the non-real estate related liabilities of RRF-LP. RRF-LP will then distribute the Units so received to its respective limited partners.

                                                                BPI      OTHER HOTELS     TOTALS
                                                               ------    ------------     -------
    Accounts receivable......................................  $   39       $  450        $   489
    Inventories..............................................      62          339            401
    Other assets.............................................   1,063          115          1,178
    Accounts payable and accrued expenses....................    (905)        (147)        (1,052)
                                                               ------      -------        -------
    Consideration to be received.............................  $  259       $  757(f)     $ 1,016
                                                               ======      =======        =======

(D) Reflects the retirement of certain line of credit indebtedness and capital lease obligations of the Hotel Corporations and the Hotel Partnerships.

 (E) Reflects the cash payments of transaction costs and commissions to be made by the Hotel Partnerships and the Hotel Corporations. See (A) above.

 (F) Reflects the payment of deferred financing costs related to the new revolving credit agreement.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(G) Represents the refinancing of existing mortgage indebtedness of BPI and the Flagstaff Hotel with borrowings against the new credit facility and the writeoff of unamortized deferred financing costs associated with the mortgages.

(H) Represents the initial deposit posted by RRF-LP to the Capital Expenditures Fund held for the benefit of Lessee.

 (I) Represents the paydown of borrowings against the new revolving credit facility with available cash.

 (J) Represents the recognition of minority interest in RRF-LP that will not be owned by the Trust. The calculation of minority interest is as follows:

    Trust contribution for general partnership interest........................  $ 2,175(d)
    Historical equity of Hotel Partnerships....................................    9,340(g)
    Distributions by the Hotel Partnerships of Common Shares purchased per
      (B)......................................................................     (950)(h)
    Value of Units received and distributed as discussed in (C)................     (757)(f)
    Writeoff of deferred financing costs associated with the mortgage
      refinanced in (G)........................................................      (46)
    Allowable writeup based on change in percentage ownership interests........   11,673(c)
                                                                                 -------
    Total equity of RRF-LP.....................................................   21,435
    Minority interest percentage...............................................     86.9%
                                                                                 -------
                                                                                 $18,627
                                                                                 =======
    Minority interest in RRF-LP................................................  $18,627
    Trust's interest in RRF-LP.................................................    2,808(e)
                                                                                 -------
      Total equity of RRF-LP...................................................  $21,435
                                                                                 =======
    The Units received and issued in adjustment (C) have been considered in the determination of the minority interest percentage.

(K) Elimination of the adjusted historical equity accounts of:

       Hotel  Company that owns the Flagstaff Hotel and the Hotel Partnerships
              Historical equity........................................  (9,340)(g)
              Less distribution discussed in (B).......................     950(h)
                                                                         ------
              Adjusted historical equity...............................               (8,390)(b)
       BPI
              Historical equity........................................                1,758(a)
                                                                                      ------
                                                                                     $(6,632)
                                                                                      ======

                              REALTY REFUND TRUST

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED JANUARY 31, 1997

       (Unaudited, Dollar Amounts in Thousands except for Per Share Data)

                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                         ----------    -----------      ----------
PERCENTAGE LEASE REVENUE...............................  $       --    $     7,376(A)   $    7,376
OTHER RENTAL REVENUE...................................       2,278         (2,278)(B)          --
INTEREST INCOME........................................       1,638             --           1,638
                                                             ------         ------          ------
          TOTAL REVENUES...............................       3,916          5,098           9,014
                                                             ------         ------          ------
PROVISION FOR WRITEDOWN OF LOAN RECEIVABLE.............         111             --             111
PROVISION FOR WRITEDOWN OF REAL ESTATE HELD FOR SALE...       1,085         (1,085)(B)          --
INTEREST ON LOANS UNDERLYING WRAP MORTGAGES............         239             --             239
INTEREST EXPENSE ON MORTGAGE AND OTHER NOTES PAYABLE...         714             58(I)        1,929
                                                                              (332)(C)
                                                                             1,489(D)
ADVISORY FEE TO RELATED PARTY ADVISOR..................         170            406(E)          576
OPERATING EXPENSES OF REAL ESTATE HELD FOR SALE........       2,086         (2,086)(B)          --
DEPRECIATION AND AMORTIZATION..........................          43          1,334(F)        1,377
GENERAL AND ADMINISTRATIVE.............................         355            223(G)          578
REAL ESTATE AND PERSONAL PROPERTY TAXES AND CASUALTY
  INSURANCE AND GROUND RENT............................          --            942(H)          942
MINORITY INTEREST......................................          --          1,790(J)        1,790
                                                             ------         ------          ------
          TOTAL EXPENSES AND MINORITY INTEREST.........       4,803          2,739           7,542
                                                             ------         ------          ------
NET INCOME (LOSS) ATTRIBUTABLE TO SHARES OF BENEFICIAL
  INTEREST.............................................  $     (887)   $     2,359      $    1,472
                                                             ======         ======          ======
NET INCOME (LOSS) PER SHARE............................  $    (0.87)                    $      .85
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING..........   1,020,586        710,941       1,731,427

      See notes to pro forma condensed consolidated statements of income.

                              REALTY REFUND TRUST

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED OCTOBER 31, 1997

       (Unaudited, Dollar Amounts in Thousands Except for Per Share Data)

                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                         ----------    -----------      ----------
PERCENTAGE LEASE REVENUE...............................  $       --    $     5,997(A)   $    5,997
OTHER RENTAL REVENUE...................................       1,367         (1,367)(B)          --
INTEREST INCOME........................................          --                             --
                                                             ------         ------          ------
          TOTAL REVENUES...............................       1,367          4,630           5,997
                                                             ------         ------          ------
LOSS ON SALE OF REAL ESTATE............................          36            (36)(B)          --
INTEREST EXPENSE ON MORTGAGE AND OTHER NOTES PAYABLE...         118             44(I)        1,258
                                                                              (118)(C)
                                                                             1,214(D)
ADVISORY FEE TO RELATED PARTY ADVISOR..................          --            432(E)          432
OPERATING EXPENSES OF REAL ESTATE HELD FOR SALE........       1,404         (1,404)(B)          --
DEPRECIATION AND AMORTIZATION..........................          22          1,001(F)        1,023
GENERAL AND ADMINISTRATIVE.............................         174            260(G)          434
REAL ESTATE AND PERSONAL PROPERTY TAXES AND CASUALTY
  INSURANCE AND GROUND RENT............................          --            611(H)          611
MINORITY INTEREST......................................          --          1,844(J)        1,844
                                                             ------         ------          ------
          TOTAL EXPENSES AND MINORITY INTEREST.........       1,754          3,848           5,602
                                                             ------         ------          ------
NET INCOME (LOSS) ATTRIBUTABLE TO SHARES OF BENEFICIAL
  INTEREST.............................................  $     (387)   $       782      $      395
                                                             ======         ======          ======
NET INCOME (LOSS) PER SHARE............................  $    (0.38)                    $      .23
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING..........   1,020,586        710,941       1,731,427

      See notes to pro forma condensed consolidated statements of income.

                              REALTY REFUND TRUST

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

          (Unaudited) (Dollars in Thousands Except for Per Share Data)

(A) Consolidated percentage rent from RRF-LP and BPI as calculated pursuant to the terms of the Percentage Leases.

 (B) Assumes the sale of the Carbon and Carbide Building as of February 1, 1996. The building was sold on September 4, 1997 for $6,000.

 (C) Interest expense on $2,300 loan from related party which was retired with proceeds from the sale of the Carbon and Carbide Building.

(D) Reflects interest expense on (i) existing mortgage indebtedness of the Hotel Companies to be assumed by RRF-LP ($1,164 for the year ended January 31, 1997 and $970 for the nine months ended October 31, 1997) and (ii) new borrowings against the revolving line of credit ($325 for the year ended January 31, 1997 and $244 for the nine months ended October 31, 1997). The interest rates on the mortgage debt range from 8.0% to 9.25%.

 (E) Reflects increase in advisory fee to MARA (equal to 1% of the Trust's invested assets) related to increase in assets under management having a total appraised value of $57,565.

 (F) Represents (i) the elimination of historical amortization of the Trust related to the real estate held for sale, and (ii) depreciation of the Hotel properties. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 40 years for buildings and improvements and 7 years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

     The Trust's pro forma investment in hotel properties, at cost, consists of the following:

                                                          HOTEL
                                                        COMPANIES
                                                        ---------
Land..................................................   $ 3,440
Buildings and improvements............................    37,195
Furniture, fixtures and equipment.....................     3,100
                                                         -------
                                                         $43,735
                                                         =======

(G) Reflects increase in consolidated G & A for RRF-LP, Scottsdale, and the Trust. Pro forma G&A expense is comprised of the following:

                                                        FULL YEAR    NINE MONTHS
                                                        ---------    -----------
Salaries and wages....................................    $ 130        $    98
Professional fees.....................................      170            127
Directors' and officers' insurance....................       50             38
Directors' fees and expenses..........................       58             43
Other operating expenses..............................      170            128
                                                           ----         ------
                                                          $ 578        $   434
                                                           ====         ======

(H) Represents real estate and personal property taxes, property and casualty insurance and ground rent expense to be paid by RRF-LP. Such amounts were derived from historical amounts paid by the Hotels.

 (I) Reflects amortization of $175 of deferred loan fees and costs over the 3-year term of the Line of Credit.

                              REALTY REFUND TRUST

              NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS
                             OF INCOME -- CONTINUED
          (Unaudited) (Dollars in Thousands Except for Per Share Data)

 (J) Represents 86.9% of Net Income of RRF-LP attributable to Minority Interest holders, who will hold 6,785,564 limited partnership units. The Trust will hold 1,020,586 units or 13.1% of the total.

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                                YEAR ENDED         OCTOBER 31,
                                                                JANUARY 31,     -----------------
                                                                   1997          1996       1997
                                                                -----------     ------     ------
Pro Forma Income before Minority Interest:
  Trust.......................................................    $   907       $  953     $   --
  Scottsdale..................................................        295          123        117
  RRF-LP......................................................      2,060        1,735      2,112
                                                                   ------       ------     ------
                                                                    3,262        2,811      2,239
Minority Interest in Pro Forma Income of RRF-LP at 86.9%......      1,790        1,508      1,844
                                                                   ------       ------     ------
Pro Forma Consolidated Net Income.............................    $ 1,472       $1,303     $  395
                                                                   ======       ======     ======

                           MICHAEL MAASTRICHT, C.P.A.
                                ---------------

                          CERTIFIED PUBLIC ACCOUNTANT

10640 North 28th. Drive, Suite C-209                       (602) 375-2926 -- ofc
Phoenix, Arizona 85029                                     (602) 375-2926 -- fax

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To InnSuites International Hotels, Inc.:

     We have audited the accompanying combined balance sheets of the InnSuites Hotels as defined in Note 1 to the combined financial statements, as of December 31, 1995 and 1996, and the related combined statements of operations, cash flows and equity for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the InnSuites Hotels as of December 31, 1995 and 1996, and the combined results of their operations, cash flows and equity for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Michael Maastricht
                                          MICHAEL MAASTRICHT, CPA

Phoenix, Arizona
April 28, 1997

                                     MEMBER
               AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                ARIZONA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

                                INNSUITES HOTELS



                            COMBINED BALANCE SHEETS



                                                                      DECEMBER 31,              SEPTEMBER
                                                               ---------------------------         30,
                                                                  1995            1996            1997
----------------------------------------------------------------------------------------------------------
                                                                                               (UNAUDITED)
                                ASSETS
INVESTMENT IN HOTEL PROPERTIES, at cost:
  Land                                                         $ 3,339,738     $ 3,439,738     $ 3,439,738
  Buildings and improvements                                    23,649,746      24,831,670      24,842,546
  Furniture and equipment                                        8,181,756       9,175,834       9,370,072
  Purchases of partners' interests                                       0               0       1,018,872
----------------------------------------------------------------------------------------------------------
                                                                35,171,240      37,447,242      38,671,228
  Less-Accumulated depreciation                                  9,861,945      10,958,581      11,786,398
----------------------------------------------------------------------------------------------------------
  Net investment in hotel properties                            25,309,295      26,488,661      26,884,830
CASH AND CASH EQUIVALENTS                                        1,165,145         628,797         826,625
ACCOUNTS RECEIVABLE                                                401,313         344,882         490,396
INVENTORIES                                                        329,660         347,252         400,852
OTHER ASSETS                                                       460,817         638,265       1,001,137
CASH HELD IN ESCROW                                                232,801         253,056         347,337
DEFERRED EXPENSES, net                                             499,050         513,610         527,071
                                                               ===========     ===========     ===========
                                                               $28,398,081     $29,214,523     $30,478,248
                                                               ===========     ===========     ===========
                     LIABILITIES AND COMBINED EQUITY
MORTGAGE NOTES PAYABLE                                         $17,028,836     $16,405,945     $17,963,129
ACCOUNTS PAYABLE:
  Trade                                                            404,213         357,089         549,808
  Affiliates                                                       179,392         582,145         946,000
  Bank overdraft                                                    57,725         149,372          96,987
  Participation investors contingent liability                   2,695,035       2,646,627       2,646,626
LINE OF CREDIT                                                      48,728         100,000          90,000
CAPITAL LEASE OBLIGATIONS                                          103,742          71,707          51,525
LAND LEASE PAYABLE                                                  70,689          75,842          41,362
ACCRUED EXPENSES AND OTHER LIABILITIES                             982,319         418,596         511,253
----------------------------------------------------------------------------------------------------------
                                                                21,570,679      20,807,323      22,896,690
COMMITMENTS AND CONTINGENCIES
COMBINED EQUITY:                                                 6,827,402       8,407,200       7,581,558
----------------------------------------------------------------------------------------------------------
                                                               $28,398,081     $29,214,523     $30,478,248
                                                               ===========     ===========     ===========


The accompanying notes are an integral part of these combined financial statements.

                                INNSUITES HOTELS



                       COMBINED STATEMENTS OF OPERATIONS



                                                                                           NINE MONTHS
                                                  DECEMBER 31,                         ENDED SEPTEMBER 30,
--------------------------------------------------------------------------------------------------------------
                                      1994            1995            1996            1996            1997
--------------------------------------------------------------------------------------------------------------
                                                                                           (UNAUDITED)
REVENUES FROM HOTEL OPERATIONS:
  Room revenue                     $13,572,350     $15,366,788     $17,613,618     $13,313,370     $14,165,017
  Food and beverage revenue             91,400         130,708         197,064         261,817         319,603
  Other revenue                        384,764         445,761         513,143         446,290         509,552
--------------------------------------------------------------------------------------------------------------
     Total revenues                 14,048,514      15,943,257      18,323,825      14,021,477      14,994,172
EXPENSES:
  Departmental expenses:
     Rooms                           3,601,000       3,934,009       4,439,142       3,650,204       3,720,441
     Food and beverage                 202,545         349,981         487,367         378,352         395,503
  General and administrative         2,482,659       3,134,257       3,500,161       2,147,021       2,476,370
  Advertising and promotion            666,359         706,372         724,887         538,701         604,120
  Utilities                            789,196         765,721         894,121         672,625         685,497
  Repairs and maintenance            2,207,888       1,938,523       2,621,472       1,744,810       2,071,050
  Real estate, personal property
     taxes, and insurance              592,788         656,544         876,816         569,000         593,164
  Interest expense                   1,460,552       1,990,762       1,569,850       1,300,833       1,291,519
  Depreciation                       1,163,865       1,058,931       1,147,326         802,772         823,279
  Other                                148,797         259,038         190,510              --              --
--------------------------------------------------------------------------------------------------------------
     Total expenses                 13,315,649      14,794,138      16,451,652      11,804,318      12,660,943
--------------------------------------------------------------------------------------------------------------
Income before extraordinary items      732,865       1,149,119       1,872,173       2,217,159       2,333,229
EXTRAORDINARY ITEMS
  Gain on early extinguishment of
     debt                              133,075       6,465,305         307,000         307,000              --
--------------------------------------------------------------------------------------------------------------
NET INCOME                         $   865,940     $ 7,614,424     $ 2,179,173     $ 2,524,159     $ 2,333,229
                                   ===========     ===========     ===========     ===========     ===========

     The accompanying notes are an integral part of these combined financial statements.


                                INNSUITES HOTELS



                       COMBINED STATEMENTS OF CASH FLOWS



                                                                                                      NINE MONTHS
                                                            DECEMBER 31,                          ENDED SEPTEMBER 30,
--------------------------------------------------------------------------------------------------------------------------
                                               1994            1995             1996             1996             1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                $  865,940      $ 7,614,424      $ 2,179,173      $ 2,524,159      $ 2,333,229
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization            1,163,865        1,084,325        1,175,804          837,720          858,227
    Gain on early extinguishment of debt      (133,075)      (6,465,305)        (307,000)        (307,000)              --
  (Increase) decrease in:
    Accounts receivable                       (107,053)            (113)          56,431         (186,360)        (145,514)
    Inventories                                 (4,449)         (53,014)         (17,610)          (7,562)         (53,600)
    Other assets                               (42,134)        (376,921)        (231,090)          93,642         (457,153)
    Receivable from affiliate                 (106,665)              --               --               --               --
  Increase (decrease) in:
    Accounts payable                            60,601         (191,596)          38,764          214,922          192,719
    Land lease payable                          (4,738)          (6,166)          (5,153)         (12,663)         (34,480)
    Accrued expenses                          (256,950)         502,406         (264,756)          60,710           (9,728)
--------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating
    activities                               1,435,342        2,108,040        2,624,563        3,217,598        2,683,700
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                       (112,856)        (406,289)        (753,741)        (579,584)        (205,114)
  Acquisition of land, building and
    equipment                                       --               --       (1,250,000)      (1,250,000)              --
  Purchases of partners' interests                  --               --               --               --       (1,018,872)
--------------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities       (112,856)        (406,289)      (2,003,741)      (1,829,584)      (1,223,986)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in loans from
    affiliates                                      --          (91,500)         (87,500)      (1,331,776)         363,855
  Payment of mortgage notes payable           (929,462)      (2,185,926)      (1,612,687)              --       (2,342,817)
  Increase in loans to affiliates              100,845               --          587,853               --               --
  Increase of mortgage notes payable                --               --          990,000               --        3,900,000
  Partner contributions                             --          266,000               --               --               --
  Partner distributions                             --         (120,000)        (969,375)        (650,578)      (3,158,871)
  Line of Credit                                    --               --           50,000           50,000           40,000
  Loan fees                                         --         (139,279)        (251,711)              --          (43,871)
  Other                                             --          275,584          (31,715)              --               --
  Capital lease obligations                         --          103,742          (32,035)          (7,311)         (20,182)
  Capitalization of common stock                    --               --          200,000               --               --
--------------------------------------------------------------------------------------------------------------------------
  Net cash used by financing activities       (828,617)      (1,891,379)      (1,157,170)      (1,939,665)      (1,261,886)
--------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS        493,869         (189,628)        (536,348)        (551,651)         197,828
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR                                         860,904        1,354,773        1,165,145        1,165,145          628,797
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR    $1,354,773      $ 1,165,145      $   628,797      $   613,494      $   826,625
                                            ===========     ===========      ===========      ===========      ===========

     The accompanying notes are an integral part of these combined financial statements.

                                INNSUITES HOTELS



                         COMBINED STATEMENTS OF EQUITY



                                          GENERAL        LIMITED
                                         PARTNERS'      PARTNERS'       COMMON       RETAINED        COMBINED
                                          CAPITAL        CAPITAL        STOCK        EARNINGS         EQUITY
---------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1993               $(620,076)    $  (902,623)    $    500     $  (281,263)    $(1,803,462)
NET INCOME                                  53,657       1,019,476           --        (207,193)        865,940
---------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                (566,419)        116,853          500        (488,456)       (937,522)
NET INCOME                                 353,394       6,714,479           --         546,551       7,614,424
PARTNERSHIP CONTRIBUTIONS                  210,500          55,500           --              --         266,000
ISSUANCE OF COMMON STOCK                        --              --        4,500              --           4,500
PARTNERSHIP DISTRIBUTIONS                       --        (120,000)          --              --        (120,000)
---------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                  (2,525)      6,766,832        5,000          58,095       6,827,402
NET INCOME                                 107,025       2,033,509           --          38,639       2,179,173
PARTNERSHIP CONTRIBUTIONS                       --         170,000           --              --         170,000
ISSUANCE OF COMMON STOCK                        --              --      200,000              --         200,000
PARTNERSHIP DISTRIBUTIONS                  (48,468)       (920,907)          --              --        (969,375)
---------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                  56,032       8,049,434      205,000          96,734       8,407,200
NET INCOME, (Unaudited)                    140,555       2,562,418           --        (369,744)      2,333,229
PARTNERSHIP DISTRIBUTIONS, (Unaudited)     (62,861)     (1,146,010)          --      (1,950,000)     (3,158,871)
---------------------------------------------------------------------------------------------------------------
BALANCE, June 30, 1997 (Unaudited)       $ 133,726     $ 9,465,842     $205,000     $  (273,010)    $ 7,581,558
                                         =========     ===========     ========     ===========     ===========

Hulsey Hotels Corporation -- Common stock, no par value, 1,000,000 shares authorized, 1,000,000 issued and outstanding

Buenaventura Properties, Inc. -- Common stock, no par value, 10,000,000 shares authorized, 1,000,000 issued and outstanding

The accompanying notes are an integral part of these combined financial statements.

                                INNSUITES HOTELS



                     NOTES TO COMBINED FINANCIAL STATEMENTS


         1. Basis of Presentation:

     The InnSuites Hotels consist of the following full-service hotels:

                                                                                                  NUMBER OF
                           PROPERTY NAME                                      LOCATION              ROOMS
-----------------------------------------------------------------------------------------------------------
InnSuites Phoenix Best Western ("Phoenix")                              Phoenix, Arizona             123
InnSuites Tempe/Airport ("Tempe")                                       Tempe, Arizona               170
InnSuites Tucson Best Western ("Tucson")                                Tucson, Arizona              159
InnSuites Yuma Best Western ("Yuma")                                    Yuma, Arizona                166
Holiday Inn Airport InnSuites Ontario ("Ontario")                       Ontario, California          150
InnSuites Flagstaff Grand Canyon ("Flagstaff")                          Flagstaff, Arizona           134
InnSuites Scottsdale ("Scottsdale")                                     Scottsdale, Arizona          134

     InnSuites International Hotels, Inc., ("InnSuites") and its affiliates, officers and employees were involved in the development of each of the above hotels, except Flagstaff which was purchased January 1, 1996, and has managed all of the InnSuites Hotels since their respective inceptions. The hotels with two exceptions, are owned by partnerships ("InnSuites Partnerships") in which the shareholders of InnSuites and certain officers of InnSuites (collectively, InnSuites Affiliates) have significant direct and indirect ownership interests. Flagstaff and Scottsdale are owned by corporations controlled by principals of InnSuites. The partnerships and corporations are referred to collectively as the InnSuites Entities.

     As of December 31, 1996, the InnSuites Entities are owned as follows:


                                                                                       ENTITY INTEREST
                                                                                   -----------------------
                                                                                   INNSUITES         THIRD
                                                                                   AFFILIATES        PARTY
----------------------------------------------------------------------------------------------------------
InnSuites Phoenix Best Western                                                         96%              4%
InnSuites Tempe/Airport/South Mountain                                                 46%             54%
InnSuites Tucson Catalina Foothills                                                    28%             72%
InnSuites Yuma Best Western                                                            33%             67%
Holiday Inn Airport InnSuites Ontario                                                 100%              0%
InnSuites Flagstaff Grand Canyon                                                      100%              0%
InnSuites Scottsdale                                                                  100%              0%


Realty ReFund Trust is an unincorporated Ohio real estate investment trust ("REIT") which seeks to acquire equity interests in existing hotel properties and to consider selectively the purchase or development of additional hotels. The REIT will acquire the general partnership interest, representing a 13.1% equity interest, in RRF Limited Partnership, a Delaware limited partnership (the Partnership). It is proposed that the partners and shareholders of the entities owning the InnSuites Hotels will contribute their respective partnership and corporate interests to the Partnership, or a subsidiary of the REIT in exchange for cash, partnership interests or REIT stock. All of the InnSuites Hotels will be leased to Realty Hotel Lessee Corporation (the InnSuites Lessee) pursuant to operating leases which contain provisions for rent based on the revenues of the InnSuites Hotels. The InnSuites Lessee is an affiliate of InnSuites.

Management believes that these combined financial statements result in a more meaningful presentation of the InnSuites Hotel businesses to be acquired by the Partnership or REIT and thus appropriately reflect the historical financial position and results of operations of the predecessor of the InnSuites Lessee. All significant intercompany balances and transactions have been eliminated


  Interim Unaudited Financial Information


The combined financial statements as of and for the nine months ended September 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair representation of the combined financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

   2. Summary of Significant Accounting Policies:

Accounting Periods

For annual reporting purposes, all of the InnSuites Entities have been included in the accompanying combined financial statements based on a December 31 year-end.

Hotel Properties

Hotel properties are stated at cost. Depreciation is computed using primarily the straight-line method based upon the following estimated useful lives:

            Buildings and improvements                                             40 years
            Furniture and equipment                                                 7 years

For the year ended December 31, 1995, the InnSuites Partnerships adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, the partners and management of the InnSuites Entities review the hotel properties for impairment when events or changes in circumstances indicate the carrying amounts of the hotel properties may not be recoverable. When such conditions exist, management estimates the future cash flows from operations and disposition of the hotel properties. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property's estimated fair market value would be recorded and an impairment loss would be recognized. No such impairment losses were recognized in connection with the adoption of SFAS No. 121.

Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in the determination of net income or loss.

Advertising and Promotion

The InnSuites Entities expense the cost of advertising and promotion as incurred which approximates the time such advertising takes place. There are no capitalized advertising costs.

Cash and Cash Equivalents

All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents. Management estimates that the fair value of cash equivalents approximates carrying value due to the relatively short maturity of these instruments.

Inventories

Inventories consisting primarily of linen, food, and beverages and gift store merchandise are stated at the lower of first-in, first-out cost or market.

Cash Held in Escrow

Cash held in escrow consists of amounts for real estate taxes and property insurance remitted to the lenders which hold the mortgages on the hotel facilities and amounts deposited for the replacement of hotel real and personal property pursuant to the terms of certain mortgage and franchise agreements.

Deferred Expenses

Deferred expenses consist principally of deferred loan costs and initial franchise fees. Amortization of initial franchise fees is computed on a straightline basis over the terms of the franchise agreements while deferred loan costs are amortized over the terms of the related loan agreements. The amortization of deferred loan costs of $67,519, $51,377, and $42,187, and $32,314 and $33,854 for the years ended December 31, 1994, 1995 and 1996, and the nine month periods ended September 30, 1996 and 1997 is included in interest expense in the accompanying combined statements of operations. Accumulated amortization of deferred expenses was $362,565 and $473,454 at December 31, 1995 and 1996, respectively, and $507,308 at September 30, 1997.

Concentration of Credit Risk

Financial instruments which potentially subject the InnSuites Entities to credit risk consist primarily of trade receivables. Credit evaluations of guest's accounts are performed regularly. The receivables are unsecured.

Revenue Recognition

Revenue is recognized as earned. Ongoing credit evaluations are performed and credit losses are charged off when deemed to be uncollectible. Such losses have been minimal and within management's expectations.

Income Taxes

The InnSuites Partnerships and Scottsdale, an S-Corporation, are not subject to federal or state income taxes; however, they must file informational income tax returns and the partners and stockholders must take income or loss of the InnSuites Partnerships and S-Corporation into consideration when filing their respective tax returns. Flagstaff, a C-Corporation, operated only in 1996 and had no income tax liability for year ended December 31, 1996.

Management's Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that the InnSuites Entities recorded estimate of its obligations may change in the near term.


         3. Mortgage Notes Payable:



Mortgage notes payable consisted of the following:



                                                                                                SEPTEMBER
                                                                      DECEMBER 31,                 30,
                                                                  1995            1996            1997
----------------------------------------------------------------------------------------------------------
                                                                                                (UNAUDITED)
Mortgage note payable to a bank in aggregate monthly
installments of principal and interest of $33,779 at rate of
8% adjustable by .25% annually; the unpaid principal is due
May 1998; collateralized by real and personal property having
a net book value of $2,870,366 at December 31, 1996.           $ 3,299,221     $ 3,152,590     $ 3,036,929
----------------------------------------------------------------------------------------------------------
Mortgage note payable to a bank in aggregate installments of principal and interest of $27,572 at a rate of 8.5%; the
unpaid principal is due January 2006; collateralized by real and personal property having a net book value of $3,240,818
at December 31, 1996.                                            2,800,000       2,711,786       2,634,340
----------------------------------------------------------------------------------------------------------
Mortgage note payable to a bank, paid in full in 1996              800,625              --              --
----------------------------------------------------------------------------------------------------------
Mortgage note payable to a finance company in aggregate
monthly installments of principal and interest of $41,168 at a rate of 9.25%; the unpaid principal is due August 2011;
collateralized by real and personal property having a net
book value of $3,167,675 at December 31, 1996.                   4,606,618       3,958,182       3,848,936
----------------------------------------------------------------------------------------------------------

                                                                                                SEPTEMBER
                                                                      DECEMBER 31,                 30,
                                                                  1995            1996            1997
----------------------------------------------------------------------------------------------------------
                                                                                                (UNAUDITED)
Mortgage note payable to a bank in aggregate monthly
installments of principal and interest of $33,581 at a rate
of 8.75%; the unpaid principal due March 2011, collateralized by real and personal property having a net book value of
$7,164,133 at December 31, 1996; requires an escrow reserve
of 4% of revenues for the replacement or refurbishing of
furniture, fixtures and equipment.                               3,618,000       3,739,308       3,692,759
----------------------------------------------------------------------------------------------------------
Mortgage note payable to a bank in aggregate monthly
installments of principal and interest of $12,919 at a rate
of 9.75%; the unpaid principal due June 2001; collateralized by real and personal property having a net book value of
$1,707,885 at December 31, 1996.                                        --         956,612         866,415
----------------------------------------------------------------------------------------------------------
Mortgage note payable to a finance company in aggregate
monthly installments of principal and interest of $16,250 at a rate of 9%; the unpaid principal due February 1998;
collateralized by real and personal property having a net
book value of $1,752,594 at December 31, 1996.                   1,904,372       1,887,467       3,883,750
----------------------------------------------------------------------------------------------------------
                                                               $17,028,836     $16,405,945     $17,963,129
                                                               ===========     ===========     ===========



Aggregate scheduled annual principal payments for the above mortgage notes payable at December 31, 1996 are as follows:



            YEAR                                                                  AMOUNT
            -----------------------------------------------------------------   -----------
            1997                                                                $   587,395
            1998                                                                  3,425,539
            1999                                                                    501,644
            2000                                                                    554,405
            2001                                                                  2,830,753
            Thereafter                                                            8,506,209
                                                                                -----------
                                                                                $16,405,945
                                                                                 ==========



Debt Extinguishment



In 1994 Tempe realized an extraordinary gain of $133,075 on the extinguishment of previously accrued interest. In 1995 Tempe and Ontario realized net extraordinary gains of $5,994,473 on early extinguishment of debt and Scottsdale realized an extraordinary gain related to the forgiveness of principal on debt of $470,832 due to a related party. In 1996 Flagstaff refinanced its existing mortgage indebtedness, realizing a net extraordinary gain of $112,780 and an extraordinary gain related to the forgiveness of debt of $194,220 due to a related party.



         4. Related Party Transactions:



A substantial portion of the hotels' management functions are performed by two InnSuites management companies for a fee computed as specified in each hotel's management agreement. The management fee is based on a percentage of hotel revenues of 4.5%.



In addition, InnSuites has trademark license agreements with the hotels, excluding Ontario which operates under licensing with Holiday Inns, for which the fees are .5% of revenues. InnSuites also operates an advertising trust to which the hotels contribute 1% of revenues (1.9% at certain properties through a portion of 1997). All agreements expire in 2000. The payable to affiliates represents amounts due primarily for working capital advances. There are no terms or covenants connected with the advances.

The InnSuites Entities paid fees to InnSuites for various services as follows:



                                                                                            NINE MONTHS
                                                                                        ENDED SEPTEMBER 30,
                                                        DECEMBER 31,                        (UNAUDITED)
                                              1994          1995          1996          1996          1997
--------------------------------------------------------------------------------------------------------------
  Management fees
  (4.5% of total revenues)                 $   622,937   $   611,421   $   840,518   $    35,467   $    74,738
--------------------------------------------------------------------------------------------------------------
  Trademark license fees
  (0.5% of total revenues)                      66,766        66,246        80,596        70,608        74,971
--------------------------------------------------------------------------------------------------------------
  Advertising trust fees
  (1% of total revenues)                       220,731       232,023       189,231       141,215       149,942
--------------------------------------------------------------------------------------------------------------



         5. Changes in Ownership:



On January 1, 1996 the principals of InnSuites became sole shareholders of Hulsey Hotels Corporation (Flagstaff) and purchased the hotel from a sole-proprietorship for the assumption of $200,000 of outstanding debt, certain other considerations plus the outstanding mortgage indebtedness. The property was refinanced on June 19, 1996 in the amount of $1,004,000.


The purchase accounting adjustment recorded was an aggregate increase in the carrying value of the investments in hotel property as follows:


            Land, buildings and improvements                                     $1,050,000
            Furniture and equipment                                                 200,000
            -------------------------------------------------------------------------------
                                                                                 $1,250,000
                                                                                  =========


Following is unaudited pro forma data assuming that the purchase discussed above and the related refinancing had occurred at the beginning of 1995. The pro forma adjustments to historical operating results give effect to an increase in depreciation expense and an increase in interest expense to reflect the terms of the new mortgage debt and the amortization of related deferred financing costs. Had the pro forma assumptions been in effect, 1995 operating results would have been as follows:

                                                                               YEAR ENDED
                                                                            DECEMBER 31, 1995
                                                                               (UNAUDITED)
            ---------------------------------------------------------------------------------
            Total revenues                                                     $16,720,299
            Net income                                                           7,457,196


         6. Commitments and Contingencies:


  Claims and Legal Matters

Certain of the hotels are involved in claims and legal matters incidental to their business. In the opinion of management, the ultimate resolution of these matters will not have a material impact on the financial position or the results of operations of the hotels.

  Franchise Agreements

Under the terms of hotel franchise agreements, annual payments for franchise royalties and reservation and advertising services are due from the hotels. For six of the hotels, fees are computed based upon a percentage of total revenues. At December 31, 1996, the franchise royalty fees are payable by the hotels at
 .5% of revenues while the fees for advertising services are 1% of revenues. The franchise agreements expire in 2000. The Best Western and Holiday Inn hotels have additional franchise agreements in which fees are charged on a per room basis and generally approximate 3% of revenues.

  Other

The land on which the Tucson Hotel is located is leased under an operating lease agreement expiring in 2010 which can be extended to 2051. The lease requires minimum annual rentals of $70,000 for 1997-2000, $75,000 through 2002, plus percentage rentals based on hotel revenues. Tucson is responsible for all taxes, insurance and maintenance on the property. Rental expense charged to operations for the land lease were as follows:


                                                                                                 NINE MONTHS
                                                                                             ENDED SEPTEMBER 30,
                                                          YEAR ENDED DECEMBER 31,                (UNAUDITED)
                                                     ----------------------------------     ---------------------
                                                       1994         1995         1996         1996         1997
-----------------------------------------------------------------------------------------------------------------
Minimum rent                                         $ 60,000     $ 60,000     $ 70,000     $ 52,500     $ 52,500
Percentage rent                                        64,523       70,689       74,632       57,867       59,499
-----------------------------------------------------------------------------------------------------------------
                                                     $124,523     $130,689     $144,632     $110,367     $111,999
                                                     ------------------------------------------------------------


         7. Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments, whether or not recognized for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1996. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Long-Term Debt

Management estimates that the fair values of mortgage and other long-term debt approximate carrying values based upon the hotels' effective borrowing rate for issuance of debt with similar terms and remaining maturities.

         8. Participation Investors Contingent Liability

For the Ontario property, participation investors rights to repayment were converted to the right to receive forty-five percent of the profits, from any future sale of the hotel property, over a fixed base amount of approximately $4,100,000, after payment of all outstanding liabilities. The contingent liability approximates the participant's original investment plus certain accrued interest and management's estimate of the potential liability upon a future sale of the hotel property. The balance consists of the original $1,950,000 of loan participation units subscribed to by investors, plus $745,035 of accrued but unpaid interest during the construction period, as defined. During 1996 the Partnership purchased units from participation investors for $48,408.

         9. Lines of Credit

Flagstaff and Scottsdale each carried an unsecured line of credit of $50,000 at December 31, 1996. Interest rates are 10% and 10.25%; and due dates are April 30, and March 1, 1997, respectively. Both lines are guaranteed by a principal of Innsuites.

         10. Capital Leases


Ontario and Scottsdale own equipment under capital lease arrangements aggregating $148,556. The lease liabilities carry interest at rates ranging from 10.5% to 12.5% and are payable through dates from August 1997 to October 1999 with monthly payments aggregating $5,479. Future payments required by the leases as of December 31, 1996 follow:



            ------------------------------------------------------------------------------
            1997                                                                   $49,384
            1998                                                                    14,438
            1999                                                                     7,885
            ------------------------------------------------------------------------------
                                                                                   $71,707
                                                                                   =======

         11.  Purchases of Partners' Interests

Certain partners of entities owning the InnSuites Hotels are redeeming their interests for cash in lieu of exchanging their interests for partnership interests or REIT stock. Three properties purchased such interest during the nine months ended September 30, 1997 aggregating $1,018,872.